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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
APPLE COMPUTER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE COMPUTER, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 22, 2004

To Holders of Common Stock of
Apple Computer, Inc.:

        Notice is hereby given that the Annual Meeting of Shareholders of Apple Computer, Inc., a California corporation (the "Company"), will be held on Thursday, April 22, 2004 at 10:00 a.m., local time, at the Company's principal executive offices located at 1 Infinite Loop, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect the Company's Board of Directors.

  2.
  To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2004.

  3.
  To consider a shareholder proposal if properly presented at the meeting.

  4.
  To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

        All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder's vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned proxy cards.

        Only shareholders of record as of the close of business on February 24, 2004 are entitled to receive notice of, to attend and to vote at the meeting.

Sincerely,

NANCY R. HEINEN Senior Vice President, General Counsel and Secretary

Cupertino, California
March 11, 2004

APPLE COMPUTER, INC.
1 Infinite Loop
Cupertino, California 95014

PROXY STATEMENT

Introduction

        The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Apple Computer, Inc., a California corporation (the "Company"), for use at the Company's annual meeting of shareholders (the "Annual Meeting") to be held on Thursday, April 22, 2004 at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices at the address shown above.

        The Company's complete mailing address is 1 Infinite Loop, Cupertino, California 95014, and its telephone number is (408) 996-1010. Georgeson Shareholder Communications Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at (800) 223-2064.

        These proxy solicitation materials were mailed on or about March 11, 2004 to all shareholders entitled to vote at the Annual Meeting.

Procedural Matters

        Shareholders of record as of the close of business on February 24, 2004 (the "Record Date") are entitled to receive notice of, to attend, and to vote at the Annual Meeting. There were 370,519,657 shares of Common Stock issued and outstanding on the Record Date. Each share has one vote on all matters. The closing sale price of Common Stock as reported on the NASDAQ National Market on the Record Date was $22.36 per share.

        A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company's Corporate Secretary at the Company's principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

        The Company will bear the cost of this solicitation. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $14,000 plus out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of the Company's directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile, email or telegram.

        Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and each shareholder may be asked to present valid picture identification such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Voting of Proxies

        All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated

on the proxy, the shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2004 (Proposal No. 2), AGAINST the shareholder proposal (Proposal No. 3) and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See "OTHER MATTERS."

Quorum; Abstentions; Broker Non-Votes

        In the election of directors, the six candidates receiving the highest number of affirmative votes will be elected as directors. Proposals 2 and 3 each require for approval (i) the affirmative vote of a majority of the shares "represented and voting" and (ii) the affirmative vote of a majority of the required quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Annual Meeting with respect to such matter. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number "represented and voting" with respect to a proposal.

Internet Voting

        Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP's program.

        Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. A shareholder not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

Directors

        Listed below are the six directors nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Position With the Company	Age	Director Since
William V. Campbell	Director	63	1997
Millard S. Drexler	Director	59	1999
Albert A. Gore, Jr.	Director	56	2003
Steven P. Jobs	Director and Chief Executive Officer	49	1997
Arthur D. Levinson	Director	54	2000
Jerome B. York	Director	65	1997

        William V. Campbell has been Chairman of the Board of Directors of Intuit, Inc. ("Intuit") since August 1998. From September 1999 to January 2000, Mr. Campbell acted as Chief Executive Officer of Intuit. From April 1994 to August 1998, Mr. Campbell was President and Chief Executive Officer and a director of Intuit. From January 1991 to December 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation. Mr. Campbell also serves on the board of directors of Opsware, Inc.

        Albert A. Gore, Jr. has served as a Senior Advisor to Google, Inc. since 2001. He is a visiting professor at the University of California Los Angeles, Fisk University and Middle Tennessee State University. Mr. Gore was inaugurated as the 45th Vice President of the United States in 1993. He was re-elected in 1996 and served for a total of eight years as President of the Senate, a member of the cabinet and the National Security Council, and as the leader of a wide range of Administration initiatives including environmental policy, technology, science, communications and government cost reduction.

        Millard S. Drexler has been Chairman and Chief Executive Officer of J. Crew Group, Inc. since March 2003. Previously, Mr. Drexler was Chief Executive Officer of Gap Inc. from 1995 and President from 1987 until September 2002. Mr. Drexler was also a member of the Board of Directors of Gap Inc. from November 1983 until October 2002.

        Steven P. Jobs is one of the Company's co-founders and currently serves as its Chief Executive Officer. Mr. Jobs is also the Chairman and Chief Executive Officer of Pixar Animation Studios. In addition, Mr. Jobs co-founded NeXT Software, Inc. ("NeXT") and served as the Chairman and Chief Executive Officer of NeXT from 1985 until 1997 when NeXT was acquired by the Company.

        Arthur D. Levinson, Ph.D. has been President, Chief Executive Officer and a director of Genentech Inc. ("Genentech") since July 1995. Dr. Levinson has been Chairman of the Board of Directors of Genentech since September 1999. He joined Genentech in 1980 and served in a number of executive positions, including Senior Vice President of R&D from 1993 to 1995.

        Jerome B. York has been Chief Executive Officer of Harwinton Capital Corporation, a private investment company that he controls, since September 2003. From January 2000 until September 2003, Mr. York was Chairman and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. From September 1995 to October 1999, he was Vice Chairman of Tracinda Corporation. From May 1993 to September 1995 he was Senior Vice President and Chief Financial Officer of IBM Corporation, and served as a member of IBM's Board of Directors from January 1995 to August 1995. Previously his career was in the automotive industry, with his last position being Executive Vice President-Finance and Chief Financial Officer and a member of the Board of Directors of Chrysler Corporation. Mr. York is also a director of Tyco International Ltd. and Metro-Goldwyn-Mayer, Inc.

Role of the Board; Corporate Governance Matters

        It is the paramount duty of the Board of Directors to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of the highest standards of responsibility and ethics.

        Members of the Board bring to the Company a wide range of experience, knowledge and judgment. These varied skills mean that governance is far more than a "check the box" approach to standards or procedures. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company's website at www.apple.com/investor. The contents of this website are not incorporated herein by reference and the website address provided in this proxy statement is intended to be an inactive textual reference only.

        The Board met and/or took action by written consent a total of seven times during fiscal year 2003. The Board has determined that all Board members, excluding Steve Jobs, are independent under the applicable National Association of Securities Dealers rules. The Board has a standing Compensation

Committee, a Nominating and Corporate Governance Committee ("Nominating Committee") and an Audit and Finance Committee ("Audit Committee").

        The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company's executive officers, including the Chief Executive Officer, and for administering the Company's stock option plans. The Compensation Committee met and/or took action by written consent a total of seventeen times during fiscal year 2003. Members of the Compensation Committee are Messrs. Campbell, Drexler and Gore. All members are independent under the listing standards of the NASDAQ Stock Market.

        The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company's corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. Although it has no formal policy regarding shareholder nominees, the Committee believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the Nominating Committee's assessment of the individual's background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for the Nomination Committee's consideration, shareholders should submit the candidate's name and qualifications to the Company's Corporate Secretary in writing at the following address: 1 Infinite Loop, Cupertino, California 95014.

        The Nominating Committee is committed to actively seeking out qualified women and persons from minority racial groups to be in the pool from which Board nominees are chosen. To assist it in future searches for potential board candidates, the Nominating Committee intends to employ an executive search firm with instructions to look for prospective female board candidates, including minorities. The Nominating Committee met four times during fiscal year 2003. Members of the Nominating Committee are Messrs. Drexler and Gore and Dr. Levinson. All members are independent under the listing standards of the NASDAQ Stock Market.

        The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended. It is primarily responsible for overseeing the services performed by the Company's independent auditors and internal audit department, evaluating the Company's accounting policies and its system of internal controls and reviewing significant financial transactions. The Audit Committee met fourteen times during fiscal year 2003. Members of the Audit Committee are Messrs. Campbell and York and Dr. Levinson. All members are independent under the listing standards of the NASDAQ Stock Market.

        The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. These charters are available on Apple's website at www.apple.com/investor.

        During fiscal year 2003, no current director or director nominee attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee.

Director Compensation

        The form and amount of director compensation is determined by the Board after a review of recommendations made by the Nominating Committee. The current practice of the Board is to base a substantial portion of a director's annual retainer on equity. In 1998, shareholders approved the 1997 Director Stock Option Plan (the "Director Plan") and 800,000 shares were reserved for issuance thereunder. Pursuant to the Director Plan, the Company's non-employee directors are granted an option to acquire 30,000 shares of Common Stock upon their initial election to the Board ("Initial Options"). The Initial Options vest and become exercisable in three equal annual installments on each of the first through third anniversaries of the grant date. On the fourth anniversary of a non-employee director's initial election to the Board and on each subsequent anniversary thereafter, the director will be entitled to receive an option to acquire 10,000 shares of Common Stock ("Annual Options"). Annual Options are fully vested and immediately exercisable on their date of grant. As of the end of the fiscal year, there were options for 370,000 shares outstanding under the Director Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible for grants under the Director Plan. Non-employee directors also receive an annual retainer of $50,000 paid in quarterly increments. In addition, directors receive up to two free computer systems per year and are eligible to purchase additional equipment at a discount. Directors do not receive any additional compensation for serving on committees or as committee chairpersons.

Communications with the Board

        The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company's corporate secretary at 1 Infinite Loop, Cupertino, CA 95014, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company's corporate secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder's instructions. However, the corporate secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company's accounting, internal accounting controls or auditing matters can be found on the Company's website at apple.com/investor.

        The Company encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Messrs. Campbell, Jobs and Gore and Dr. Levinson attended the Annual Meeting in April 2003.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Campbell, Drexler and Gore, none of whom are employees of the Company and all of whom are considered "independent" directors under the applicable NASDAQ rules. During fiscal 2003, Messrs. Campbell, Drexler and Gore and Dr. Levinson served as members of the Compensation Committee. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of the directors or compensation committee of another company.

Executive Officers

        The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled "Directors."

        Fred D. Anderson, Executive Vice President and Chief Financial Officer (age 59), joined the Company in April 1996. Prior to joining the Company, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., a position he held from August 1992 to March 1996. Mr. Anderson also serves as a director of eBay Inc. and E.piphany, Inc.

        Timothy D. Cook, Executive Vice President, Worldwide Sales and Operations (age 43), joined the Company in February 1998. Prior to joining the Company, Mr. Cook held the position of Vice President, Corporate Materials for Compaq Computer Corporation ("Compaq"). Previous to his work at Compaq, Mr. Cook was the Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with IBM, most recently as Director of North American Fulfillment.

        Nancy R. Heinen, Senior Vice President, General Counsel and Secretary (age 47), joined the Company in September 1997. Prior to joining the Company, Ms. Heinen held the position of Vice President, General Counsel and Secretary of the Board of Directors at NeXT from February 1994 until the acquisition of NeXT by the Company in February 1997.

        Ronald B. Johnson, Senior Vice President, Retail (age 45), joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

        Peter Oppenheimer, Senior Vice President of Finance and Corporate Controller (age 41), joined the Company in July 1996. Mr. Oppenheimer also served with the Company in the position of Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was CFO of one of the four business units for Automatic Data Processing, Inc. ("ADP"). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

        Jonathan Rubinstein, Senior Vice President, Hardware Engineering (age 47), joined the Company in February 1997. Before joining the Company, Mr. Rubinstein was Executive Vice President and Chief Operating Officer of FirePower Systems Incorporated, from May 1993 to August 1996. Mr. Rubinstein also serves as a member of the Board of Directors of Immersion Corporation.

        Philip W. Schiller, Senior Vice President, Worldwide Product Marketing (age 43), rejoined the Company in 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and was Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

        Bertrand Serlet, Ph.D., Senior Vice President, Software Engineering (age 43), joined the Company in February 1997 upon the Company's acquisition of NeXT. At NeXT, Dr. Serlet held several engineering and managerial positions, including Director of Web Engineering. Prior to NeXT, from 1985 to 1989, Dr. Serlet worked as a research engineer at Xerox PARC.

        Sina Tamaddon, Senior Vice President, Applications (age 46), joined the Company in September 1997. Mr. Tamaddon has also served with the Company in the position of Senior Vice President, Worldwide Service and Support, and Vice President and General Manager, Newton Group. Before joining the Company, Mr. Tamaddon held the position of Vice President, Europe with NeXT from September 1996 through March 1997. From August 1994 to August 1996, Mr. Tamaddon held the position of Vice President, Professional Services with NeXT.

        Avadis Tevanian, Jr., Ph.D., Senior Vice President, Chief Software Technology Officer (age 43), joined the Company in February 1997 upon the Company's acquisition of NeXT. Dr. Tevanian served with the Company in the position of Senior Vice President, Software Engineering from 1997 to July 2003. With NeXT, Dr. Tevanian held several positions, including Vice President, Engineering, from April 1995 to February 1997. Prior to April 1995, Dr. Tevanian worked as an engineer with NeXT and held several management positions.

Security Ownership of Certain Beneficial Owners and Managers

        The following table sets forth certain information as of January 30, 2004 (the "Table Date") with respect to the beneficial ownership of the Company's Common Stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive Officer listed in the Summary Compensation Table under the heading "Executive Compensation;" and (iv) all directors and executive officers as a group. On the Table Date, 369,730,223 shares of Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Security Ownership of Directors, Nominees and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Lord, Abbett & Co.	36,872,450	(2)	9.97%
Private Capital Management	22,398,487	(3)	6.06%
Steven P. Jobs	5,060,002	(4)	1.37%
Fred D. Anderson	1,702,672	(5)	*
William V. Campbell	90,502	(6)	*
Timothy D. Cook	1,354,722	(7)	*
Millard S. Drexler	90,000	(8)	*
Albert A. Gore, Jr.	10,000	(9)	*
Ronald B. Johnson	1,523,472	(10)	*
Arthur D. Levinson	231,600	(11)	*
Avadis Tevanian, Jr.	2,151,252	(12)	*
Jerome B. York	110,000	(6)	*
All executive officers and directors as a group (16 persons)	17,814,063		4.82%

(1)
Represents shares of Common Stock held as of the Table Date and/or options held by such individuals that were exercisable at the Table Date or within 60 days thereafter.

(2)
Based on a Form 13G/A filed February 4, 2004 by Lord, Abbett & Co., 90 Hudson St., 11th Floor, Jersey City, NJ 07302.

(3)
Based on a Form 13G filed February 13, 2004 by Private Capital Management, 8889 Pelican Bay Blvd, Ste 500, Naples, FL 34108.

(4)
Includes 60,000 shares of Common Stock that Mr. Jobs has the right to acquire by exercise of stock options.

(5)
Includes 1,700,000 shares of Common Stock that Mr. Anderson has the right to acquire by exercise of stock options.

(6)
Includes 90,000 shares of Common Stock that Messrs. Campbell and York each have the right to acquire by exercise of stock options.

(7)
Includes 1,350,000 shares of Common Stock that Mr. Cook has the right to acquire by exercise of stock options.

(8)
Includes 70,000 shares of Common Stock that Mr. Drexler has the right to acquire by exercise of stock options.

(9)
Includes 10,000 shares of Common Stock that Mr. Gore has the right to acquire by exercise of stock options.

(10)
Includes 1,518,750 shares of Common Stock that Mr. Johnson has the right to acquire by exercise of stock options.

(11)
Includes 1,400 shares of Common Stock that Dr. Levinson holds indirectly and 30,000 shares of Common Stock that Dr. Levinson has the right to acquire by exercise of stock options.

(12)
Includes 2,150,000 shares of Common Stock that Dr. Tevanian has the right to acquire by exercise of stock options.

*
Represents less than 1% of the issued and outstanding shares of Common Stock on the Table Date.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2003, except that Messrs. Campbell and York each filed one Form 4 late under the new two-day reporting requirements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS ON EXECUTIVE COMPENSATION

        The following report of the Compensation Committee of the Board of Directors shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

        The Company's compensation programs are administered by the Compensation Committee (the "Committee"). The Committee provides oversight and guidance in the development of compensation programs for all employees of the Company, including executive officers, and administers the Company's stock option plans. The goal of the Committee is to align compensation with Company performance, and to attract, retain and reward executive officers and employees whose contributions are critical to the long-term success of the Company.

        The Committee uses market compensation information obtained through surveys of technology companies and customized surveys through the help of an independent consulting firm. This information is used to evaluate relative market position and to assist in designing programs. The three major components of the Company's compensation program are: base salary, cash bonus and long-term compensation in the form of stock options and/or restricted shares.

Base Salary

        The base salary for employees, including executive officers, is determined on the basis of experience, personal performance, the average salary levels considered appropriate for comparable positions within the technology industry and the anticipated value of the employee's future impact on the Company's success. The Committee targets the base salary levels of non-executive employees at the median level of the compensation practices of peer groups, with the opportunity for total compensation to rise above this level based on personal and Company performance.

        The Committee believes that a substantial portion of an executive officer's compensation should be linked to increasing shareholder value. Accordingly, executive officers receive a base salary and stock options and/or restricted stock but typically do not receive cash bonuses. The total cash component (salary and bonus) of an executive officer's total compensation is generally designed to be set at levels that are below the 50th percentile of those paid by comparable companies. This lower total cash compensation is combined with larger stock option grants and/or restricted stock so that a substantial portion of his or her pay comes from increasing shareholder value. As an executive officer's level of responsibility increases, it is the intent of the Committee to have a greater portion of his or her total compensation dependent upon the Company's stock performance rather than cash compensation. The compensation of executive officers is reviewed annually.

        Due to the economic downturn and the challenges facing technology companies, the Company was forced to make some difficult decisions and the base salaries for all employees, including executive officers, were frozen at their 2001 levels. As a result, for three consecutive years, other than salary increases due to an increase in job responsibility or promotion, the Committee did not provide for an increase in the base salary levels of its employees and executive officers. As the Company returned to more sustainable profitability, in November, 2003, the salary freeze was lifted and merit increases were awarded to many employees. Consistent with the Committee's belief that a substantial portion of executive compensation should be dependent upon the Company's stock performance rather than cash compensation, none of the executive officers were considered for a merit increase and other than in connection with a promotion, none of the Company's executive officers have received a salary increase during the past three years.

Bonuses

        During fiscal 2003, the Company maintained two incentive bonus programs: the FY03 Vice Presidents and Directors Incentive Bonus Plan (the "Incentive Bonus Plan"); and the FY03 Discretionary Bonus Plan (the "Discretionary Bonus Plan"). The plans are mutually exclusive such that no employee is eligible to participate in both plans. Under the Incentive Bonus Plan, employees at the level of director and above, but excluding executive officers, were eligible for cash bonuses if the Company achieved certain specified performance metrics. Because the Company met the metrics specified in the Incentive Bonus Plan, payments were made thereunder.

        Under the Discretionary Bonus Plan, employees below the level of director were eligible to receive cash bonuses based on individual performance and their contribution to the success of the Company.

        Executive officers and members of the Board were not eligible to participate in either the Incentive Bonus Plan or the Discretionary Bonus Plan. In fiscal 2003, only one executive officer, Ron Johnson, Senior Vice President Retail, received a bonus, which was for exceptional performance over a several-year period.

Long-term Compensation

        The Committee provides long-term compensation through the award of stock options and/or restricted stock to many of its employees, including executive officers. The Committee believes that the granting of stock options and/or restricted stock is an important method of rewarding and motivating employees by aligning the interests of the employee with those of the shareholders. Stock options have value for an employee only if the Company's stock price increases above the exercise price of the option and the employee remains employed by the Company for the duration of the vesting period. Restricted stock provides significant retentive value and incentive to manage the Company from the perspective of a shareholder with an equity stake in the business. Both stock options and restricted stock provide an opportunity to attract, motivate and retain high quality employees and executive officers while promoting the success of the Company's business.

        The Committee is responsible for determining who should receive a grant, when the grant is made, the exercise price per share in the case of options, the vesting of the grant and the number of options or shares to be granted. In determining the size of an award, the Committee considers industry practices, market conditions, the employee's individual performance and achievements, future responsibility and promotion, and the number of unvested options held by the individual at the time of grant. Executive officers and many employees with critical job responsibilities receive an initial option grant when they join the Company. The Committee may grant additional options and/or restricted stock to reflect an employee's contributions to the Company's success and to provide a long-term incentive to remain with the Company. However, in recognition of shareholder concerns about the potentially dilutive effect of stock options, the Committee revised its stock option program to focus on those employees below the executive level with critical job responsibilities, and to decrease the size of future stock option awards.

        In fiscal year 2003, executive officers were eligible to receive grants of stock options under the 2003 Employee Stock Option Plan ("2003 Plan"). None of the executive officers received option grants during the fiscal year.

        The Company also encourages employees to own company stock through its Employee Stock Purchase Plan, which is generally available to all employees including executive officers. This plan allows participants to purchase shares of the Company's Common Stock at a discounted price through payroll deductions.

Stock Option Exchange Program

        Due to the downturn in the economy, particularly in the technology industry, the share price of the Company's Common Stock declined significantly from its levels prior to 2001, leaving many employees with stock options that were "underwater," that is, with exercise prices that were significantly higher than the market price of the Company's stock. The Committee believed that many of those options had little value, were unlikely to be exercised in the foreseeable future and no longer provided an effective incentive to motivate and retain employees. In addition, because of the drop in the stock price, the number of unexercised options had grown to an undesirable level. Sensitive to shareholder concerns regarding the dilutive effect of stock options, rather than granting additional options to compensate for the underwater options, the Committee determined that a reduction in such potential dilution was more in line with building shareholder value. Accordingly, in March 2003, the Board authorized a stock option exchange program whereby eligible employees, other than executive officers and members of the Board of Directors, had an opportunity to exchange outstanding options with exercise prices at or above $25.00 per share for a predetermined smaller number of new stock options to be granted at least 6 months plus 1 day after the exchanged options were cancelled. In accordance with the terms of the stock option exchange program, a total of 16,569,193 options were cancelled and on October 22, 2003, new options totaling 6,697,368 shares were issued to employees at an exercise price of $22.76 per share, which was equivalent to the closing price of the Company's stock on that date. Following the completion of the stock option exchange program, the Company terminated its only non-shareholder approved equity plan and cancelled all unissued shares remaining in that plan.

Compensation of the Chief Executive Officer

        In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director. Mr. Jobs felt strongly that this would more effectively build shareholder value by reducing the Company's overhang and by providing additional shares that could later be granted to employees whose contributions are critical to the long-term success of the Company. In keeping with its philosophy to relate compensation to building shareholder value, in exchange for his cancelled options, the Board approved a new retention and incentive program in the form of long-term equity compensation consisting of five million restricted shares of the Company's Common Stock which generally vest in full on the third anniversary of the grant date. Mr. Jobs receives a salary of $1 per year for the services he performs as the Company's Chief Executive Officer.

Section 162(m)

        The Company intends that options granted under the Company's stock option plans be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Members of the Compensation Committee

William V. Campbell (Chairman)	Millard S. Drexler	Albert A. Gore, Jr.

Information Regarding Executive Compensation

        The following table summarizes compensation information for the last three fiscal years for (i) Mr. Jobs, Chief Executive Officer and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of the fiscal year (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Restricted Stock Award		Securities Underlying Options		All Other Compensation
		($)	($)		($)		(#)		($)
Steven P. Jobs Chief Executive Officer	2003 2002 2001	1 1 1	— 2,268,698 43,511,534	(2) (2)	74,750,000 — —	(1)	— 7,500,000 —	(1)	— 1,302,795(2 40,484,594(2	) )
Fred D. Anderson Executive Vice President and Chief Financial Officer	2003 2002 2001	656,631 656,631 657,039	— — —		— — —		— — 1,000,000		11,450(3 11,000(3 7,312(3	) ) )
Timothy D. Cook Executive Vice President, Worldwide Sales and Operations	2003 2002 2001	617,673 563,829 452,219	— — 500,000		— — —		— — 1,000,000		9,929(3 8,025(3 7,875(3	) ) )
Ronald B. Johnson Senior Vice President, Retail	2003 2002 2001	452,404 452,404 452,429	1,500,000 — —		— — —		— 300,000 300,000		— — —
Avadis Tevanian, Jr. Ph.D Senior Vice President, Chief Software Technology Officer	2003 2002 2001	456,731 492,212 460,873	— — 500		— — —		— — 1,000,000		11,962(3 10,700(3 10,200(3	) ) )

(1)
In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director. In March 2003, the Board awarded Mr. Jobs five million restricted shares of the Company's Common Stock that generally vest in full on the third anniversary of the grant date.

(2)
In December 1999, Mr. Jobs was given a special executive bonus for past services as the Company's interim Chief Executive Officer, in the form of an aircraft with a total cost to the Company of approximately $90,000,000. Because the aircraft was transferred to Mr. Jobs in 2001, the amount of approximately $43.5 million paid by the Company during fiscal year 2001 towards the purchase of the plane and the related tax assistance of approximately $40.5 million was reported as income to Mr. Jobs. In fiscal 2002, approximately $2.27 million paid by the Company towards the purchase of the plane and approximately $1.3 million in related tax assistance was reported as income to Mr. Jobs.

(3)
Consists of matching contributions made by the Company in accordance with the terms of the 401(k) plan.

Option Grants in Last Fiscal Year

        There were no options granted to the Named Executive Officers during fiscal year 2003.

Options Exercised and Year-End Option Holdings

        The following table provides information about stock option exercises by the Named Executive Officers during fiscal year 2003 and stock options held by each of them at fiscal year-end.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Steven P. Jobs	—	—	60,000	(2)	—	$551,400	—
Fred D. Anderson	—	—	1,150,000		800,000	$4,134,125	$2,952,000
Timothy D. Cook	—	—	800,000		800,000	$2,952,000	$2,952,000
Ronald B. Johnson	—	—	1,181,250		618,750	$451,687	$205,312
Avadis Tevanian, Jr.	—	—	1,600,000		800,000	$9,636,522	$2,952,000

(1)
Market value of securities underlying in-the-money options at the end of fiscal year 2003 (based on $20.69 per share, the closing price of Common Stock on the NASDAQ National Market on September 27, 2003), minus the exercise price.

(2)
Consists of 60,000 options granted to Mr. Jobs in his capacity as a director pursuant to the 1997 Director Stock Option Plan. In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director.

Equity Compensation Plan Information

        The following table sets forth certain information, as of September 27, 2003, concerning shares of common stock authorized for issuance under all of the Company's equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Options (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	19,507,624	$18.75	29,142,907(1)
Equity compensation plans not approved by shareholders	43,343,560	$19.29	20,689,245(2)
Total equity compensation plans (3)	62,851,184	$19.12	49,832,152(2)

(1)
This number includes 4,002,123 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, 310,000 shares available for issuance under the 1997 Director Stock Option Plan and 24,830,784 shares available for issuance under the 2003 Employee Stock Option Plan. It does not include shares under the 1990 Stock Option Plan which was terminated in 1997. No new options can be granted under the 1990 Stock Option Plan.

(2)
On October 22, 2003, the Company granted 6,697,368 shares under the 1997 Employee Stock Option Plan (the "1997 Plan") pursuant to the stock option exchange program (see "Compensation Committee Report"). Following that grant, the Company terminated the 1997 Plan, its only non-shareholder approved equity plan. All remaining unissued shares in that plan were cancelled and no new options can be granted under that plan.

(3)
This table does not include 160,975 outstanding options assumed in connection with mergers with and acquisitions of the companies that originally established those plans. These assumed options have a weighted average exercise price of $3.69 per share. No additional options may be granted under those assumed plans.

Arrangements with Named Executive Officers

Change In Control Arrangements—Stock Options

        In the event of a "change in control" of the Company, all outstanding options under the Company's stock option plans, except the Director Plan, will, unless otherwise determined by the plan administrator, become exercisable in full, and will be cashed out at an amount equal to the difference between the applicable "change in control price" and the exercise price. The Director Plan provides that upon a "change in control" of the Company, all unvested options held by non-employee directors will automatically become fully vested and exercisable and will be cashed out at an amount equal to the difference between the applicable "change in control price" and the exercise price of the options. A "change in control" under these plans is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding securities or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

        In addition, options granted to the Named Executive Officers generally provide that in the event there is a "change in control," as defined in the Company's stock option plans, and if in connection with or following such "change in control," their employment is terminated without "Cause" or if they should resign for "Good Reason," those options outstanding that are not yet vested and exercisable as of the date of such "change in control" shall become fully vested and exercisable. Generally, "Cause" is defined to include a felony conviction, willful disclosure of confidential information or willful and continued failure to perform his or her employment duties. "Good Reason" includes resignation of employment as a result of a substantial diminution in position or duties, or an adverse change in title or reduction in annual base salary.

Certain Relationships and Related Transactions

        In connection with a relocation assistance package, the Company loaned Mr. Johnson (Senior Vice President, Retail) $1,500,000 for the purchase of his principal residence. The loan is secured by a deed of trust and is due and payable in May 2004. Under the terms of the loan, Mr. Johnson agreed that should he exercise any of his stock options prior to the due date of the loan, he would pay the Company an amount equal to the lesser of (1) an amount equal to 50% of the total net gain realized from the exercise of the options; or (2) $375,000 multiplied by the number of years between the exercise date and the date of the loan. The largest amount of the indebtedness outstanding on this loan during fiscal year 2003 was $1,500,000. Mr. Johnson repaid the Company $750,000 during the fiscal year and the amount remaining on the loan is $750,000.

        Mr. Jerome York, a member of the Board of Directors of the Company, is a member of an investment group that purchased MicroWarehouse, Inc. ("MicroWarehouse") in January 2000. Until September 2003, he served as its Chairman, President and Chief Executive Officer. MicroWarehouse is a reseller of computer hardware, software and peripheral products, including products made by the Company. During fiscal year 2003, MicroWarehouse accounted for 2.4% of the Company's net sales. The Company also purchased products from MicroWarehouse for its own internal use. Mr. York no longer serves as an executive officer of that company and holds only a minority ownership interest in MicroWarehouse.

        In March 2002, the Company entered into a Reimbursement Agreement with its Chief Executive Officer, Mr. Steven P. Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Apple business. The Reimbursement Agreement is effective for expenses incurred by Mr. Jobs for Apple business purposes since he took delivery of the plane in May 2001. During 2003, the Company recognized a total of $403,766 pursuant to this reimbursement agreement related to expenses incurred by Mr. Jobs during 2003.

Report of the Audit & Finance Committee

        The following is the report of the Audit & Finance Committee (the "Audit Committee") with respect to the Company's audited financial statements for the fiscal year ended September 27, 2003. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

        The Audit & Finance Committee (the "Audit Committee") is comprised of three members: Messrs. Campbell and York and Dr. Levinson. All of the members are independent directors under the NASDAQ audit committee structure and membership requirements. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter can be found on the Company's website at www.apple.com/investor.

        The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to shareholders and others, appointing the independent auditor, reviewing the services performed by the Company's independent auditors and internal audit department, evaluating the Company's accounting policies and its system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements.

        In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company's independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services. The Audit Committee considered the independent auditors' provision of non-audit services in 2003 and determined that the provision of those services is compatible with and does not impair the auditors' independence.

        Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the "Act"), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 27, 2003 with the Company's management and KPMG LLP. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2003.

Members of the Audit & Finance Committee

William V. Campbell	Arthur D. Levinson	Jerome B. York (Chairman)

Company Stock Performance

        The following graph shows a five-year comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the Company, the S&P 500 Composite Index (the "S&P 500") and the S&P Computers (Hardware) Index (the "Industry Index"). The graph assumes $100 was invested in each of the Company's Common Stock, the S&P 500 and the Industry Index on September 30, 1998. Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

OVERVIEW OF PROPOSALS

        This Proxy Statement contains three proposals requiring shareholder action. Proposal No. 1 requests the election of six directors to the Company's Board. Proposal No. 2 requests the ratification of the Company's independent auditors. Proposal No. 3 is a shareholder proposal. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        The Board has nominated the current directors, Messrs. Campbell, Drexler, Gore, Jobs, York and Dr. Levinson, to be re-elected to serve for a one-year term and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board's six nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

        The six nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation

        The Board recommends that shareholders vote FOR the re-election of Messrs. Campbell, Drexler, Gore, Jobs, York and Dr. Levinson.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS

        The Board of Directors has appointed KPMG LLP ("KPMG"), independent auditors, to audit the Company's consolidated financial statements for fiscal year 2004. KPMG served as the Company's independent auditors for fiscal year 2003. At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG as the Company's independent auditors for fiscal year 2004. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire.

Fees Paid To The Independent Auditors

        The following table sets forth the fees paid to the Company's independent auditor, KPMG LLP, during fiscal years 2003 and 2002.

Audit and Non-Audit Fees

	2003		2002
Audit Fees	$3,028,000	(1)	$2,635,000
Audit-Related Fees	$144,600	(2)	$140,000
Tax Fees	$1,017,100	(3)	$1,055,000
All Other Fees	$—		$75,000
Total	$4,189,700		$3,905,000

(1)
Audit fees relate to professional services rendered in connection with the audit of the Company's annual financial statements, quarterly review of financial statements included in the Company's Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)
Audit-related fees include professional services related to the audit of the Company's financial statements, consultation on accounting standards or transactions, and audits of employee benefit plans.

(3)
Tax fees include $901,500 for professional services rendered in connection with tax compliance and preparation relating to the Company's expatriate program, tax audits and international tax compliance; and $115,600 for tax consulting and planning services relating to interest computations and international tax changes. The Company does not engage KPMG to perform personal tax services for its executive officers.

        The Audit & Finance Committee of the Board of Directors has determined that the auditors' provision of non-audit services in 2003 is compatible with and does not impair the auditors' independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Auditors

        Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the "Act"), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy also mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

        Subsequent to the enactment of the Act, the Audit Committee met with KPMG to further understand the provisions of that Act as it relates to auditor independence. KPMG rotated the lead audit partner for fiscal year 2003 and will rotate other partners as appropriate in compliance with the Act. The Audit Committee will continue to monitor the activities undertaken by KPMG to comply with the Act.

Vote Required

        The affirmative vote of (i) a majority of the shares "represented and voting" and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation

        The Board recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as the Company's independent auditors.

PROPOSAL NO. 3

        The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Ave., N.W., Washington, DC 20001, owner of 6,200 shares of the Company's common stock, has submitted the following proposal:

  Commonsense Executive Compensation Proposal

        Resolved, that the shareholders of Apple Computer, Inc. ("Company") request that the Company's Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following "Commonsense Executive Compensation" program including the following features:

(1)
Salary—The chief executive officer's salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2)
Annual Bonus—The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive's salary level, capped at 100% of salary.

(3)
Long-Term Equity Compensation—Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4)
Severance—The maximum severance payment to a senior executive should be no more than one year's salary and bonus.

(5)
Disclosure—Key components of the executive compensation plan should be outlined in the Compensation Committee's report to shareholders, with variances from the Commonsense program explained in detail.

        The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

        Supporting Statement:    We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a "wasteland that has not been reformed." (Institutional Shareholder Services senior vice-president, Wall Street Journal, "Executive Pay Keeps Rising, Despite Outcry," October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy's Tenth Annual CEO Compensation Survey ("Executive Excess 2003—CEO's Win, Workers and Taxpayers Lose.")

        We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company's leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Board of Directors' Statement Opposing Shareholder Proposal

        The Company's compensation programs are administered by the Compensation Committee (the "Committee"). The Committee provides oversight and guidance in the development of compensation programs for all employees of the Company, including the CEO and executive officers, and administers the Company's stock option plans.

        In order for the Company to continue to develop, market and sell innovative products and technologies, it must attract, retain and reward highly talented and creative employees, including executive officers. The goal of the Committee is to align compensation with Company performance yet remain competitive so that it can attract and retain employees whose contributions are critical to the long-term success of the Company.

        The Board believes that adopting the proposed "Commonsense Executive Compensation" proposal is unnecessary as the Committee's current executive compensation practice and philosophy are already consistent with the spirit of the proposal. The Board further believes that adopting a policy with restrictions and caps could potentially limit the Committee's ability to attract, retain and reward the most qualified executive officers and employees in the future. Accordingly, the Board does not believe it would be in the shareholders' best interest to adopt the proposed executive compensation policy and recommends a vote "AGAINST" this proposal.

        As more fully described in the Compensation Committee Report, similar to the authors of the "Commonsense Executive Compensation" program, the Committee believes that a substantial portion of an executive officer's compensation should be linked to increasing shareholder value. Accordingly, executive officers receive a base salary and stock options or restricted stock but typically do not receive cash bonuses. Executives' total cash compensation is generally designed to be set at levels that are below the 50th percentile of those paid by comparable companies. This lower total cash compensation is combined with larger stock option grants and/or restricted stock so that a substantial portion of the executive's pay comes from increasing shareholder value. As an executive officer's level of responsibility increases, it is the intent of the Committee to make a greater portion of his or her total compensation dependent upon the Company's stock performance rather than cash compensation. Consistent with this philosophy, in fiscal 2003, only one executive officer received a bonus, which was for exceptional performance over a several-year period. Other than in connection with a promotion, none of the Company's executive officers have received a salary increase during the past three years.

        The Company's CEO, Steven P. Jobs, receives an annual salary of $1 per year. Notwithstanding the nominal salary of the Company's CEO, the Committee believes that it would be imprudent to permanently cap the CEO's annual salary at $1,000,000 as competitive market forces, cost of living and who the CEO is will certainly change over time. Additionally, the proposal seeks to limit the salary paid to executive officers to no more than the amount paid to the CEO. Limiting executive pay to no more than $1 per year makes no sense. The base salaries of our executive officers, while greater than $1 annually, are generally consistent with the salaries paid by comparable technology companies. However, because there is no bonus plan for executive officers, the total cash compensation (salary and bonus) is generally below the median paid by comparable companies.

        Also consistent with the "Commonsense Executive Compensation" scheme, the Committee's has started to use restricted stock for senior executives. The Committee also acted to reduce the potential dilutive effect of stock options by revising the stock option program to focus on those employees below the executive level with critical job responsibilities, and to decrease the size of future potential stock option awards.

        The shareholder proposal would, however, cap the amount of restricted stock that can be granted at levels substantially below those given by comparable companies and would require executives to hold the shares for the duration of their employment. Restricted stock grants typically vest over a three to four year period. The income, employment and other tax withholding obligations typically arise and must be paid at the time of vesting. Forcing the Company's executives to hold restricted shares for the duration of their employment would leave many without the wherewithal to pay the tax obligations as the shares vest and might force them to leave the Company. The Board and Committee believe that given the CEO's nominal salary of $1 per year and the lower total cash compensation paid to executive officers, any further holding period on the restricted stock beyond the vesting period would be unduly restrictive and could motivate executives to terminate their employment once their shares vest. These restrictions and caps would severely limit the Company's ability to attract, motivate, and retain high quality executive officers while promoting the success of the Company's business.

        The Board believes that the current compensation philosophy and practices of the Compensation Committee are consistent with the spirit of the proposed "Commonsense Executive Compensation" program. The Board further believes that the Compensation Committee has acted responsibly in balancing the long-term interests of shareholders with the goals of attracting, retaining and rewarding the most qualified executive officers and employees. The Board believes that the Company and its shareholders are best served by not limiting the flexibility and judgment of the Committee to accomplish its goals.

Recommendation

        The Board recommends a vote AGAINST the proposal to adopt the "Commonsense Executive Compensation" program.

OTHER MATTERS

        The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

SHAREHOLDER PROPOSALS

        Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than November 12, 2004. In addition, the Company's bylaws provide for the timing and content of notice which shareholders must provide to the Company's Corporate Secretary at 1 Infinite Loop, Cupertino, CA 95014, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not less than 60 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received by the 10th business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

SHAREHOLDERS SHARING AN ADDRESS

        Shareholders sharing an address with another shareholder may receive only one set of proxy materials to that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations
1 Infinite Loop MS 301-4IR
Cupertino, CA 95014
(408) 974-3123

        Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company's proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

THE BOARD OF DIRECTORS

Dated: March 11, 2004

Directions to the Annual Shareholder Meeting

FROM SAN JOSE:
Take 280 northbound
Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end
of Mariani Avenue.
Proceed to Building 4	FROM SAN FRANCISCO:
Take 280 southbound
Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end
of Mariani Avenue.
Proceed to Building 4

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide you with the enclosed Form 10-K for 2003 in lieu of producing a glossy annual report.

®	Apple Computer, Inc.

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2004

The undersigned shareholder of Apple Computer, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Apple Computer, Inc. to be held at 1 Infinite Loop, Cupertino, California 95014 on Thursday, April 22, 2004 at 10:00 a.m., and hereby appoints Fred D. Anderson and Nancy R. Heinen, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Computer, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 and AGAINST PROPOSAL 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE INTERNET.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE.

5 U P X	HHH	P P P P	0032041

VOTE BY INTERNET

Dear Shareholder:

We are pleased to announce that you can now vote your shares over the Internet. We encourage you to take advantage of this new feature which eliminates the need to return the proxy card. Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

To vote using the Internet

        •   Go to the following web site:
WWW.COMPUTERSHARE.COM/US/PROXY

        •   Enter the information requested on your computer screen and follow the simple instructions.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Please note that all votes cast by Internet must be submitted prior to 1:00 a.m. Central Time, April 22, 2004.

C0123456789	12345

If you vote by the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR YOUR VOTE.

                                 C 1234567890            J N T

Proxy - Apple Computer, Inc.

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold

01 - William V. Campbell	☐	☐	04 - Steven P. Jobs	☐	☐

02 - Millard S. Drexler	☐	☐	05 - Arthur D. Levinson	☐	☐

03 - Albert A. Gore, Jr.	☐	☐	06 - Jerome B. York	☐	☐

B  Issues

The Board of Directors recommends a vote FOR proposal 2 and AGAINST proposal 3.

		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2004.	☐	☐	☐	To transact such other business as may properly come before the the meeting and any postponement(s) or adjournment(s) thereof.
		For	Against	Abstain
3.	To consider a shareholder proposal if properly presented at the meeting.	☐	☐	☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

                        6 U P X                       HHH    P P P P                        0032041

Directions:

FROM SAN JOSE:
Take 280 northbound
Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end
of Mariani Avenue.
Proceed to Building 4

FROM SAN FRANCISCO:
Take 280 southbound
Take the De Anza Blvd. exit
Make a right onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end
of Mariani Avenue
Proceed to Building 4

[MAP]

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide you with the enclosed Form 10-K for 2003 in lieu of producing a glossy annual report.

QuickLinks

PROXY STATEMENT
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Report of the Audit & Finance Committee
Members of the Audit & Finance Committee
OVERVIEW OF PROPOSALS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF AUDITORS
Audit and Non-Audit Fees
PROPOSAL NO. 3
OTHER MATTERS
SHAREHOLDER PROPOSALS
SHAREHOLDERS SHARING AN ADDRESS
THE BOARD OF DIRECTORS